UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2006

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	0-27527	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York 12110

(Address of Principal Executive Offices) (Zip Code)

(518) 782-7700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective November 27, 2006, the Board of Directors appointed Jean M. Nelson as the Company’s Chief Financial Officer. Previously, Ms. Nelson, 46, was the Executive Vice President and Chief Financial Officer of Virbac Corporation, a developer, manufacturer and distributor of companion animal healthcare products. In those positions, Ms. Nelson was responsible for the company’s finance operations, investor relations and legal and information technology. From 2001 through 2003 Ms. Nelson served as Vice President and Chief Financial Officer of AMX Corporation, a multinational designer, manufacturer and marketer of high-end remote control systems. In those positions, Ms. Nelson was responsible for the company’s finance operations, investor relations and legal and information technology.

The Company has agreed to pay Ms. Nelson an annual base salary of $275,000, award her an annual bonus of up to thirty percent (30%) of her annual base salary and reimburse her for certain relocation costs.

In connection with the hiring of Ms. Nelson, the Company entered into two severance agreements with Ms. Nelson (the “Severance Agreements”). The first severance agreement provides, among other things, that, if within thirty-six (36) months after the date of the agreement the Company terminates her employment or assigns her duties materially inconsistent with her position (a “Terminating Event”), then she will be entitled to (1) receive a lump sum payment equal to the sum of (i) her annual base salary in effect immediately prior to the Terminating Event and (ii) her annual bonus for the fiscal year immediately prior to the Terminating Event, (2) accelerate vesting in her options by twelve (12) months following the Terminating Event, and (3) receive benefits, including health, dental and life insurance for twelve (12) months following the Terminating Event. This agreement terminates upon a change of control of the Company. The second severance agreement provides that, among other things, that, if a Terminating Event occurs within twelve (12) months after a change in control of the Company, then Ms. Nelson will be entitled to (1) receive a lump sum payment equal to the sum of (i) her average annual base salary over the three fiscal years prior to the Terminating Event and (ii) her average annual bonus over the three fiscal years prior to the change in control, (2) accelerate vesting in her options for twelve (12) months following the Terminating Event, and (3) receive benefits, including health, dental and life insurance for twelve (12) months following the Terminating Event. The foregoing summaries are qualified in their entirety by reference to the copies of the Severance Agreements, which are attached as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

In addition, in connection with the hiring of Ms. Nelson, the Company and Ms. Nelson entered into a Non-Qualified Stock Agreement (the “Stock Option Agreement”) under the Company’s 1999 Stock Option and Incentive Plan (the “Plan”), pursuant to which the Company granted Ms. Nelson options to purchase 60,000 shares of the Company’s Common Stock at an exercise price of $3.95 per share, equal to the closing price of the Company’s Common Stock on the date of grant. The Stock Option Agreement provides that the shares vest 1/3 on each of November 27, 2007, 2008 and 2009 so long as Ms. Nelson’s employment with the Company is not terminated prior to such dates. The Stock Option Agreement is substantially in the form filed by the Company as Exhibit 10.15 to its Quarterly Report on Form 10-Q on August 9, 2006.

Also, in connection with the hiring of Ms. Nelson, the Company and Ms. Nelson entered into a Restricted Stock Agreement (the “Restricted Stock Agreement”) under the Plan, pursuant to which the Company granted to Ms. Nelson 24,000 restricted shares of common stock of the Company. The restrictions with respect to these shares will lapse with respect to one-third (1/3) of such shares on each of November 27, 2007, 2008 and 2009 so long as Ms. Nelson’s employment with the Company is not terminated prior to such dates. The Restricted Stock Agreement is substantially in the form filed by the Company as Exhibit 10.17 to its Quarterly Report on Form 10-Q on August 9, 2006.

Finally, in connection with the hiring of Ms. Nelson, on November 27, 2006, the Company entered into an indemnification agreement with Ms. Nelson. The indemnification agreement requires, among other matters, that the Company indemnify Ms. Nelson to the fullest extent permitted by law and advance to Ms. Nelson all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under this agreement, the Company must also indemnify and advance all expenses incurred by Ms. Nelson in seeking to enforce her rights under the indemnification agreement and may cover Ms. Nelson under directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Ms. Nelson that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Company’s Board of Directors or its stockholders to eliminate the rights it provides. The foregoing summary is qualified in its entirety by reference to the copy of the Indemnification Agreement, which is attached as Exhibit 99.3 to this Current Report on Form 8-K and incorporated herein by reference.

On November 27, 2006, Robert Powers resigned from his position as Interim Chief Financial Officer of the Company, effective immediately. The Board accepted his resignation, and Mr. Powers will remain as the Corporate Controller of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
99.1	Severance Agreement, dated as of November 27, 2006, by and between Jean M. Nelson and Plug Power Inc.

99.2	Executive Severance Agreement, dated as of November 27, 2006, by and between Jean M. Nelson and Plug Power Inc.

99.3	Indemnification Agreement, dated as of November 27, 2006, by and between Jean M. Nelson and Plug Power Inc.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: November 27, 2006	By:	/s/ Roger B. Saillant
Roger B. Saillant
Chief Executive Officer